EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-127751, Form S-8 No. 333-118034 and Form S-8 No. 333-91671) pertaining to the 2005 Incentive Plan, and the Amended and Restated 1994 Incentive Plan of our reports dated February 17, 2006, with respect to the consolidated financial statements and schedule of National Instruments Corporation, National Instrument Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of National Instruments Corporation, incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP Austin, Texas February 22, 2006